"GAM Funds, Inc."
Transactions Effected Pursuant to Rule 10f-3
"Quarter Ended:  September 30, 2004"

Name of Fund:		GAM American Focus Equity
Name of Security:		Allied Waste

Registration under Securities Act of
"1933 [10f-3(a)(1)(i)], eligible foreign offering "		Reg No: 333/115329
or eligible 144A?

Time of Acquisition
-  Date First Offered
-  Date of Fund's subscription		3/3/05


Reasonableness of Spread
-  Offering Price Per Unit		$7.9
-  Amount of Spread:  Gross Spread
                                   Selling Concession
-  Spread

Issuer in Continuous Operation at
Least Three Years?  [10f-3(c)]		Yes, Secondary Offering

Amount Purchased by Fund
-  Total Units Offered
-  Purchase Price per Unit		$7.9
-  Total Units Purchased		" 9,700 "
-  Total Purchase Price		"$76,630"
-  Percentage of Offering Purchased		<1%
-  Any Shares Purchased by Other Funds
   in family?		"NA"

From Whom Purchased
-  Selling Dealer(s)		Citigroup Capital Markets Limited
-  Syndicate Manager(s)		"UBS Securities LLC,Banc of America
Securities LLC"